Exhibit 99.2

Good Works Acquisition Corp. Announces Closing of $150,000,000 Initial Public Offering

Houston, TX, October 22, 2020 – Good Works Acquisition Corp. (NASDAQ: GWACU) (the “Company”) announced today the closing of its initial public offering of 15,000,000 units at a price to the public of $10.00 per unit. The units began trading on the Nasdaq Capital Market under the symbol “GWACU” on October 20, 2020. Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on the Nasdaq Capital Market under the symbols “GWAC” and “GWACW”, respectively.

I-Bankers Securities, Inc. was the sole book-running manager of the offering. The Company granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

Fred S. Zeidman, Co-Chairman & CEO said, “We are thrilled to have this opportunity to create value for our shareholders while at the same time, giving back. Our unique structure has provided for 750,000 shares of our common stock to be donated to non-profits, many of whom are struggling during the difficult environment created by COVID-19.”

Schiff Hardin LLP acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from I-Bankers Securities, Inc. at 535 5th Ave., 4th Floor, New York, NY 10017.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Good Works Acquisition Corp.

Good Works Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.  The Company’s management team consists of Messrs. Fred Zeidman, CEO and Co-Chairman, Douglas Wurth, Co-Chairman, and Cary Grossman, President. The Company may pursue a business combination opportunity in any business or industry it chooses. It intends to focus on a business combination with a company in need of growth capital experiencing rapid growth due to new technology or changes in behavior brought about by COVID-19.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Cary Grossman

713-204-3873

cgrossman@shorelinecapitaladvisors.com